EXHIBIT 10.01

TERMINATION AGREEMENT

AGREEMENT made this 30th day of May, 2008 by and between TRIMOL GROUP, INC., a Delaware corporation with offices at 1285 Avenue of the Americas, 35th Floor, New York, New York 10019 (“Trimol”) and ALUMINUM POWER, INC., an Ontario, Canada corporation with offices at 87 Scollard Street, Toronto, Ontario M5R 1G4, Canada (“API”).

W I T N E S S E T H :

WHEREAS, Trimol and API are parties to that certain Technology Acquisition Agreement and License Agreement dated as of January 11, 2001 and that certain Research & Development Agreement dated as of July 1, 2001 (the “Agreements”); and

WHEREAS, API and Trimol have agreed to terminate the Agreements, on and subject to the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the mutual covenants herein and other good and valuable consideration, the recipient and sufficiency of which are hereby unconditionally acknowledged, the parties hereto do hereby agree as follows:

1.        Termination of the Agreements. Effective May 30, 2008, the Agreements will be deemed terminated and no longer in force or effect.

2.        Cancellation of Debt. In consideration of the termination of the Agreements as provided hereunder, Royal HTM Group, Inc. hereby agrees to cancel Four Hundred Thousand Dollars ($400,000) of Trimol’s indebtedness to it.

3.	Revenue Sharing Interest.

(a)      As further consideration of the termination of the Agreements, API hereby agrees that if and to the extent it receives any Net Revenues (defined below) during the five (5) year period commencing on the date hereof and expiring on May 29, 2013 (the “Revenue Interest Term”), it will remit to Trimol, within ten (10) days after its receipt thereof, an amount equal to ten percent (10%) thereof (“Trimol’s Net Revenue Interest”), accompanied by a report setting forth the basis of such payment. For purposes hereof, “Net Revenues” shall mean all revenues actually received by API from the sale or licensing of the Seller’s Technology, as such term is defined in the Technology Acquisition Agreement dated as of January 11, 2001 between Trimol and API, less all professional fees, commissions and broker’s and finder’s fees paid by API in connection therewith.

(b)      Trimol shall have the right, at its expense, to inspect such of API’s books and records that are maintained by API with respect to such Net Revenues (and will be reimbursed for the cost of any such inspection if the result thereof determines that the amount paid was less than the amount due hereunder by five percent (5%) or more), provided that any such inspection is done on reasonable prior notice and during normal business hours.

(c)      Notwithstanding any provision of this Agreement to the contrary, API disclaims any representation, warranty, covenant or obligation to devote its time and resources to marketing the Seller’s Technology.

(d)      Trimol hereby agrees that all intellectual property rights sold, transferred, assigned and/or licensed to it under the Agreements are hereby reconveyed to API. If and to the extent any assignments or other documents are required to confirm or effectuate any such sale, transfer or assignment, API shall pay all of the costs in connection therewith.

4.	Mutual Releases.

(a) In consideration of the covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Trimol and all entities owned (in whole or in part), controlled by, or under common control with Trimol and their respective officers, directors, shareholders, employees, agents, consultants, heirs, administrators, executors, personal representatives, successors and assigns (hereinafter collectively referred to as the “Trimol Releasors”), do hereby unconditionally and irrevocably release and forever discharge API, and all entities owned (in whole or in part), controlled by, or under common control with API, and their respective officers, directors, shareholders, employees, counsel, agents, consultants, heirs, administrators, executors, personal representatives, successors and assigns (hereinafter collectively referred to as the “API Releasees”), from any and all actions, causes of action, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, obligations, contracts, controversies, agreements, promises, variances, damages, liabilities, judgments, executions, claims and demands whatsoever, in law or in equity (whether known or unknown, liquidated or unliquidated and whether suspected or unsuspected), whether asserted individually, derivatively, or in any other capacity, which the Trimol Releasors, or any of them, ever had, now have or hereafter can, shall or may have against the API Releasees (or any of them) for, by reason of, in any way based upon, arising out of, related to, or connected with, directly or indirectly, any matter or transaction, including any matter or transaction related to or based upon the Agreements and the transactions contemplated thereunder, from the beginning of the world to and including the date hereof, except for the representations, warranties and covenants API under this Agreement. The Trimol Releasors hereby covenant and agree not to sue any of the API Releasees with respect to any matter or thing covered by or subject to the foregoing release, subject to the exception set forth above, or with respect to any suit or proceeding commenced against the API Releasees to enforce the terms of this Agreement.

(b)       In consideration of the covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, API, and all entities owned (in whole or in part), controlled by, or under common control with API (hereinafter collectively referred to as the “API Releasors”), do hereby unconditionally and irrevocably release and forever discharge Trimol, and all entities owned (in whole or in part), controlled by, or under common control with Trimol, and their respective officers, directors, shareholders, employees, counsel, agents, consultants, heirs, administrators, executors, personal representatives, successors and assigns (hereinafter collectively referred to as the “Trimol Releasees”), from any and all actions, causes of action, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, obligations, contracts, controversies, agreements, promises, variances, damages, liabilities, judgments, executions, claims and demands whatsoever, in law or in equity (whether known or unknown, liquidated or unliquidated and whether suspected or unsuspected), whether asserted individually, derivatively, or in any other capacity, which the API Releasors, or any of them, ever had, now have or hereafter can, shall or may have against the Trimol Releasees (or any of them) for, by reason of, in any way based upon, arising out of, related to, or connected with, directly or indirectly, any matter or transaction, including the Agreements and the transactions contemplated thereunder, from the beginning of the world to and including the date hereof, except for the representations, warranties and covenants of Trimol under this Agreement. The API Releasors hereby covenant and agree not to sue any of the Trimol Releasees with respect to any matter or thing covered by or subject to the foregoing release, subject to the exception set forth above, or with respect to any suit or proceeding commenced against the Trimol Releasees to enforce the terms of this Agreement.

5.	Representations and Warranties.

(a) All action on the part of API and Trimol necessary for the authorization, execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, has been properly taken and obtained by each of them and this Agreement constitutes a valid and legally binding obligation of API and Trimol enforceable in accordance with its terms except (i) as the same may be limited by bankruptcy, insolvency, reorganization, moratorium, or other laws affecting generally the enforcement of creditors( rights and by the effect of rules governing the availability of equitable remedies, and (ii) as rights to indemnity or contribution may be limited under federal or state securities laws or by principles of public policy thereunder.

(b) The authorization, execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby and thereby will not result in any violation or be in conflict with or constitute, with or without the passage of time or giving of notice, or both, a breach or default under any instrument, judgment, order, writ, decree or agreement to which either API or Trimol is a party or by which either of them is bound.

6.        Further Assurances. The parties hereto hereby agree that, at any time and from time to time after the date hereof, upon the reasonable request of either party hereto, they shall do, execute, acknowledge and deliver, or cause to be done, executed, acknowledged and delivered, such further acts, deeds, assignments, transfers, conveyances, and assurances as may be reasonably required to more effectively consummate this Agreement and the transactions contemplated thereby or to confirm or otherwise effectuate the provisions of this Agreement.

7.        Miscellaneous. This Agreement (i) constitutes the sole and entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, between the parties hereto with respect to the subject matter hereof, (ii) may not be modified or waived except pursuant to a written instrument signed by the party to be bound thereby, (iii) shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, (iv) shall be governed by and construed in accordance with the internal laws of the State of New York, (v) shall not be assignable by either of the parties hereto without the written consent of the non-assigning party, (vi) shall, if any term or provision hereof shall be determined to be unenforceable, remain valid and in full force and effect with respect to all other provisions of this Agreement not affected by such unenforceable provision or provisions, (vii) may be executed in one or more counterparts, each of which, when executed and delivered, shall be deemed an original, but all of which when taken together, shall constitute one and the same instrument, and (viii) may be completed by facsimile transmission, which transmission will be deemed to be an original and considered fully legal and binding on all of the signatories hereto.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the year and date first above written.

WITNESS:	TRIMOL GROUP, INC.

/s/ Daniel Benenson	By: /s/ Yuri Benenson
Chief Executive Officer

WITNESS:	ALUMINUM POWER, INC.

/s/ Melanie Black	By: /s/ Jack Braverman
President

AGREED TO AND ACCEPTED THIS 30TH DAY OF MAY, 2008 AS TO SECTION 2 HEREOF

WITNESS:	ROYAL HTM GROUP, INC.

/s/ Melanie Black	By: /s/ Jack Braverman

Vice President